Exhibit 10.11

AGREEMENT AND GENERAL RELEASE

RHI Entertainment (“RHI”) and Anthony Guido, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), enter into this Agreement and General Release which supersedes Employee’s November 8, 2007 Amended and Restated Employment Agreement with RHI, which shall be null and void as of February 25, 2008, and agree as follows:

1. Transition of Job Duties. Employee’s job duties as Executive Vice President, Legal and Business Affairs, will begin to be transitioned to RHI’s General Counsel on February 25, 2008. Such transition shall continue throughout the at-will employment period set forth in paragraph “2” below.

2. Consideration. In consideration for signing this Agreement and General Release, and complying with its terms, RHI agrees:

a. to continue to employ Employee on at-will basis subject to the terms of this paragraph after February 25, 2008. Although the parties anticipate this employment relationship lasting through and including June 30, 2009, the relationship may be terminated at any time for any reason with or without notice by RHI (such relationship referred to as the “at-will employment period”). During the at-will employment period Employee shall continue to receive an annualized salary of Seven Hundred Three Thousand Four Hundred Seventy Dollars and Zero Cents ($703,470.00), less lawful deductions, in accordance with RHI’s normal payroll policy. If the employment is terminated by RHI before June 30, 2009, unless such termination is for Gross Misconduct – as defined in Paragraph “4” below – Employee shall receive in lump sum, less lawful deductions, within thirty (30) business days of his last day of employment the base salary Employee otherwise would have received had he remained employed from the last day of employment through June 30, 2009. Employee can likewise terminate the employment at any time for any reason. However, if the at-will employment period is terminated by Employee then Employee shall cease receiving any and all portions of the annual salary referenced above, including but not limited to any lump sum payment. During the at-will employment period Employee shall perform such reasonable tasks as directed by RHI and shall report directly to RHI’s General Counsel.

b. Employee shall receive a 2008 bonus in the amount of 30% of his base salary payable in December 2008, as well as a pro-rated 2009 bonus payable on the earlier of June 30, 2009 or termination of the at-will employment period. Moreover, Employee will continue to receive his full fringe benefits during the at-will employment period. Notwithstanding the foregoing, if the at-will employment period is terminated by Employee, or by RHI solely for Gross Misconduct as defined in Paragraph “4” below, RHI in its sole and complete discretion reserves the right to reduce or eliminate any bonus payment. On the earlier of (i) the termination of the at-will employment period or (ii) June 30, 2009, all such bonus eligibility and fringe benefits will be terminated, subject to Paragraph “4” below.

3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive all of the monies and/or benefits specified in paragraph “2” above, except for Employee’s execution of this Agreement and General Release and the fulfillment of the promises contained herein.

4. Future Severance Benefit. At the expiration or earlier termination of the at-will employment period, RHI shall have no further obligations to Employee, provided that unless Employee engages in Gross Misconduct during the at-will employment period, at the conclusion of the at-will employment period RHI will provide Employee with another agreement and general release (hereinafter “the second release”) in a form substantially similar to this Agreement, encompassing the concepts set forth in this Agreement. After Employee timely signs the second release he will receive the benefits below. The following shall constitute “Gross Misconduct”: (a) the use of drugs and/or alcohol which interfere materially with Employee’s performance of services for RHI; (b) Employee’s conviction of any act which constitutes a felony under federal, state or local laws or the law of any foreign country; (c) Employee’s persistent failure after written notice to perform, or Employee’s persistent refusal to perform after written notice, Employee’s duties and responsibilities in a manner which adversely affects RHI’s business or financial condition; (d) Employee’s dishonesty in non-trivial financial dealings with or on behalf of RHI, its subsidiaries, affiliates and parent corporation or in connection with performance of his duties hereunder; or (e) a breach of Paragraph “8” below.

a. to pay Employee within thirty (30) days of execution of the second release One-Million Four-Hundred Six Thousand Nine-Hundred Forty Dollars and Zero Cents ($1,406,940.00), less lawful deductions, representing approximately twenty-four (24) months of salary at Employee’s current base rate of pay;

b. to pay Employee within thirty (30) days of execution of the second release a bonus of Four-Hundred Twenty-Two Thousand Eighty-Two Dollars and Zero Cents ($422,082.00), less lawful deductions;

c. if Employee properly and timely elects to continue medical and dental coverage under the RHI Health Insurance Plan in accordance with the continuation requirements of COBRA, RHI shall pay for the cost of the premium for comparable coverage for eighteen (18) months beginning on the termination of the at-will employment period. Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, if any, at Employee’s own expense;

d. to pay Employee within thirty (30) days of execution of the second release a lump sum amount of Twenty-One Thousand Dollars and Zero Cents ($21,000.00), less lawful deductions, representing money intended for Employee’s acquisition of medical and dental coverage for six (6) months following the end of COBRA coverage. In addition, unless such termination is for gross misconduct, if the at-will employment period is terminated by either party before June 30, 2009 then such lump sum shall include an additional Thirty-Five Hundred Dollars and Zero Cents ($3,500.00) per month, less lawful deductions, for each month from the date of termination of the at-will employment period until June 30, 2009, rounded to the nearest month (i.e. if terminated on December 31, 2008, Employee shall receive $21,000 to cover the months of January 2009-June 2009); and

e. to provide Employee with one (1) year of executive outplacement services selected by RHI and not to exceed fifteen-thousand dollars ($15,000) in cost, through Right Management. Employee agrees to commence services within three (3) months of the termination of the at-will employment period.

5. General Release of ALL Claims. Employee knowingly and voluntarily releases and forever discharges RHI, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, including but not limited to Hallmark Entertainment, Inc. and Signboard Hill Productions, Inc., and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;
•	Sections 1981 through 1988 of Title 42 of the United States Code;
•	The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);
•	The Immigration Reform and Control Act;
•	The Americans with Disabilities Act of 1990;
•	The Age Discrimination in Employment Act of 1967 (“ADEA”);
•	The Workers Adjustment and Retraining Notification Act;
•	The Fair Credit Reporting Act;
•	The New York Human Rights Law, as amended;
•	The New York Executive Law Section 290 et seq.;
•	The New York State Labor Relations Act;
•	The New York Labor Law;
•	The New York Equal Rights Law;
•	The New York Wage Hour and Wage Payment Laws;
•	The New York Minimum Wage Law, as amended;

•	The New York City Administrative Code;
•	Equal Pay Law for New York, as amended;
•	Missouri Human Rights Law – Mo. Rev. Stat. §213.010 et seq.;
•	Missouri Statutory Provisions Regarding Retaliation/Discrimination for Filing Worker’s Compensation Claim – Mo. Rev. Stat. §287.780;
•	Missouri Equal Pay Law – Mo. Rev. Stat. §290.400 et seq.;
•	Missouri Handicap Discrimination Law – Mo. Rev. Stat §209.150 et seq.;
•	Missouri State Wage Payment and Work Hour Laws;
•	any other federal, state or local law, rule, regulation, or ordinance;
•	any public policy, contract, tort, or common law; or
•	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

6. Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against RHI.

Employee affirms that by June 30, 2008 Employee will tender his resignation from any board of RHI, its subsidiaries or affiliates on which Employee is serving.

Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws and has not been retaliated against for exercising any rights under such laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of RHI.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by RHI or its officers, including any allegations of corporate fraud and is not aware of any such acts of alleged wrongdoing. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

Employee also affirms that he has received all the salary and benefits (excluding bonus, as set forth above) to which he is entitled from RHI through the date Employee signs this Agreement.

7. Confidentiality, Confidential Information and Return of Property. Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement and General Release, except to Employee’s spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and General Release.

Employee affirms that he will not at any time divulge to anyone (other than RHI or any persons designated by RHI) any knowledge or information of any type whatsoever of a confidential nature relating to the business of RHI or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans as well as ideas, proposals, plans, scripts, treatments, and formats invented or developed by Employee, which relate directly or indirectly to the business of RHI or any of its subsidiaries or affiliates, and which may be copyrightable, trademarkable, patentable or otherwise exploitable. All such ideas, proposals, plans, scripts, treatments, and formats are and will be the property of RHI. Employee agrees that Employee will not disclose, publish, or make use of any such knowledge or information of a confidential nature without the prior written consent of RHI. This provision does not apply to information which becomes available publicly without the fault of Employee or to information which Employee is required to disclose in legal proceedings, provided Employee gives advance notice to the President of RHI and an opportunity to RHI to resist such disclosure. Employee further agrees, at RHI’s request, to do whatever is necessary or desirable to secure for RHI the rights to said ideas, proposals, plans, scripts, treatments, and formats, whether by copyright, trademark, patent, or otherwise, and to assign, transfer and convey the rights thereto to RHI.

Employee affirms that Employee has returned all of RHI’s property, documents, and/or any confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at RHI’s premises and that RHI is not in possession of any of Employee’s property.

8. Non-solicitation and non-competition. Employee agrees that during the at-will employment period and for a period of six (6) months thereafter he shall not employ or attempt to employ or assist anyone else to employ any person who is, at the date of expiration of Employee’s employment, working as an officer, policymaker or in creative development or distribution (including without limitation executive employees) for or rendering services as such to RHI.

Employee further agrees that during the at-will employment period he shall not solicit or engage in directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder, or in any other capacity, a business or other endeavor which is competitive with the business of RHI or its subsidiaries or affiliates. Employee specifically acknowledges that if he were to compete with RHI, RHI’s business would be materially damaged and that the foregoing restrictions are reasonably necessary to protect RHI against unfair competition. Employee further agrees that such restrictions are not unduly burdensome to Employee.

9. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or seek any damages for breach. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

Notwithstanding the foregoing, except when a party is seeking an injunction or specific performance hereunder, the parties agree to submit any dispute concerning this Agreement to binding arbitration. The parties may agree to submit the matter to a single arbitrator or to several arbitrators, may require that arbitrators possess special qualifications or expertise or may agree to submit a matter to a mutually acceptable firm of experts for decision. In the event the parties shall fail to thus agree upon terms of arbitration within twenty (20) days from the first written demand for arbitration, then such disputed matter shall be settled by arbitration under the Rules of the American Arbitration Association, by three arbitrators appointed in accordance with such Rules. Such arbitration shall be held in New York City. Once a matter has been submitted to arbitration pursuant to this section, the decision of the arbitrators reached and promulgated as a result thereof shall be final and binding upon all parties. The cost of arbitration shall be shared equally by the parties and each party shall pay the expenses of his/its attorneys, except that the arbitrators shall be entitled to award the costs of arbitration, attorneys and accountants’ fees, as well as costs, to the party that they determine to be the prevailing party in any such arbitration.

10. Breach; remedies. Both parties recognize that services that have been rendered by Employee are special, unique and extraordinary in character, and that in the event of the breach by Employee of the terms and conditions of this Agreement, RHI shall be entitled, inter alia, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, and to seek to enforce the specific performance thereof by Employee, and/or to seek to enjoin Employee from further breaching this Agreement and/or performing services for any other person, firm, corporation, or entity.

11. Nonadmission of Wrongdoing. The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

12. Amendment. This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

13. Joinder Agreement. Nothing set forth in this Agreement and General Release shall affect the parties’ Letter Agreement dated February 1, 2008 and all references made therein, which shall remain in full force and effect.

14. Entire Agreement. Except as specifically set forth above, this Agreement and General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties upon execution, including all amendments and addendums to such agreements or understandings. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO PETER VON GAL, CHIEF OPERATING OFFICER, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO PETER VON GAL OR HIS DESIGNEE, OR MAILED TO PETER VON GAL AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

RHI Entertainment

By:	/s/ Peter von Gal	Date:	2-1-08
Peter von Gal

By:	/s/ Anthony Guido	Date:	February 1, 2008
Anthony Guido